As filed with the Securities and Exchange Commission on November 4, 2015

Registration No. 333-206542

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
Form F-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Frontline Ltd.
(Exact name of registrant as specified in its charter)

BERMUDA	4412	98-0459426
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Frontline Ltd. Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08 Bermuda 1 (441) 295 6935	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Tel: (212) 574-1200
Fax: (212) 480-8421

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, par value $1.00	583,562,102	Not applicable	$1,259,166,822	$146,316	(4)

(1)	This registration statement relates to common shares of the registrant, par value $1.00 per share, to be issued to holders of ordinary shares of Frontline 2012 Ltd. in connection with the proposed merger of a wholly-owned subsidiary of the registrant with and into Frontline 2012 Ltd.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and (3) and Rule 457(c) of the Securities Act, based on (i) the product of (a) NOK 45.10, the average of the high and low sales prices of Frontline 2012 Ltd. ordinary shares as reported by the Norwegian Over-the-Counter system on August 21, 2015 (b) 228,847,883 shares of Frontline 2012 Ltd. ordinary shares, par value $2.00 per share, issued and outstanding at the close of business on August 21, 2015 and the number of Frontline 2012 Ltd. ordinary shares to be exchanged for Frontline Ltd. common shares and (c) $0.1220 USD/NOK exchange ratio on August 20, 2015.
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $146,316, which is equal to 0.0001162 multiplied by the proposed maximum aggregate offering price of $1,259,166,822.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 3 (this "Amendment") amends Frontline Ltd.'s (the "Company") Registration Statement on Form F-4 (File No. 333-206542) (the "Registration Statement"), originally filed August 24, 2015 and amended by Amendment No. 1 filed October 5, 2015 and Amendment No. 2 filed October 27, 2015. The sole purpose of this Amendment is to include a revised version of Exhibit 5.1 in the Registration Statement. No other changes have been made to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers
Section 98 of the Companies Act of 1981 of the Islands of Bermuda, as amended, or the Companies Act, permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, of which the officer or person may be guilty.
Section 98 of the Companies Act grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company's request.
Section 98 of the Companies Act permits a company to purchase and maintain insurance or make other financial arrangements on behalf of an officer or director for any liability asserted against him or her and liability and expenses incurred in his or her capacity as a director, officer, employee or agent arising out of his or her status as such, whether or not the company has the power to indemnify him or her against such liability and expenses.
Bye-laws number 142 through 150 of Frontline Ltd., or Frontline, provide as follows:
142.	No Director, Alternate Director, Officer, member of a committee authorised under Bye-law 104, Resident Representative of Frontline or their respective heirs, executors or administrators shall be liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in the formation of Frontline, or for any loss or expense incurred by Frontline through the insufficiency or deficiency of title to any property acquired by Frontline, or for the insufficiency of deficiency of any security in or upon which any of the monies of Frontline shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to Frontline or otherwise in relation thereto.
143.	Every Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative of Frontline or their respective heirs, executors or administrators shall be indemnified and held harmless out of the funds of Frontline to the fullest extent permitted by Bermuda law against all liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Alternate Director, Officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as such Director, Alternate Director, Officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.
144.	Every Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative of Frontline and their respective heirs, executors or administrators shall be indemnified out of the funds of Frontline against all liabilities incurred by him as such Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

145.	To the extent that any Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 104, Resident Representative of Frontline or any of their respective heirs, executors or administrators is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of Frontline to reimburse the person making such payment or effecting such discharge.
146.	The Board may arrange for Frontline to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Directors, Alternate Directors, Officers, person or member of a committee authorised under Bye-law 104, employees or Resident Representatives of Frontline in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their respective duties or supposed duties to Frontline. This Bye-law shall not be construed as limiting the powers of the Board to effect such other insurance on behalf of Frontline as it may deem appropriate.
147.	Notwithstanding anything contained in the Principal Act, Frontline may advance moneys to an Officer or Director for the costs, charges and expenses incurred by the Officer or Director in defending any civil or criminal proceedings against them on the condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.
148.	Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of Frontline, against any Director, Alternate Director, Officer of Frontline, person or member of a committee authorised under Bye-law 105, Resident Representative of Frontline or any of their respective heirs, executors or administrators on account of any action taken by any such person, or the failure of any such person to take any action in the performance of his duties, or supposed duties, to Frontline or otherwise in relation thereto.
149.	The restrictions on liability, indemnities and waivers provided for in Bye-laws 142 to 150 inclusive shall not extend to any matter which would render the same void pursuant to the Companies Acts.
150.	The restrictions on liability, indemnities and waivers contained in Bye-laws 142 to 150 inclusive shall be in addition to any rights which any person concerned may otherwise be entitled by contract or as a matter of applicable Bermuda law.

Item 21. Exhibits and Financial Statement Schedules
The "Exhibit Index" can be found at the end of this registration statement, immediately following the signature pages document.
Item 22. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8 A of Form 20 F at the start of any delayed offering or throughout a continuous offering.
(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)(1)  The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.
(2)  The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference to the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on November 4, 2015.

FRONTLINE LTD.

By:	/s/ Robert Hvide Macleod
Robert Hvide Macleod
Principal Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ola Lorentzon, Inger M. Klemp, Gary J. Wolfe, Edward S. Horton and Anthony Tu-Sekine his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on November 4, 2015.

Signature	Title

/s/ Robert Hvide Macleod Robert Hvide Macleod	Chief Executive Officer of Frontline Management AS and Director (Principal Executive Officer)

/s/ John Fredriksen John Fredriksen	Chairman of the Board and Director

/s/ Georgina Sousa Georgina Sousa	Director

/s/ Kate Blankenship Kate Blankenship	Director

/s/ Ola Lorentzon Ola Lorentzon	Director

/s/ Inger M. Klemp Inger M. Klemp	Chief Financial Officer of Frontline Management AS (Principal Financial Officer and Principal Accounting Officer)

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Frontline Ltd., has signed this registration statement in Delaware, on November 4, 2015.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number		Description of Document
2.1	—
Agreement and Plan of Merger, dated as of July 1, 2015, as amended, among Frontline Ltd., Frontline Acquisition Ltd. and Frontline 2012 Ltd. (included in Appendix A to the joint proxy statement/prospectus included in this Registration Statement)

2.2	—

Amendment to Agreement and Plan of Merger, dated as of September 28, 2015, among Frontline Ltd., Frontline Acquisition Ltd. and Frontline 2012 Ltd. (included in Appendix A to the joint proxy statement/prospectus included in this Registration Statement)

4.1	—	Form of Ordinary Share Certificate, incorporated by reference to Frontline Ltd.'s Registration Statement on Form F-1, filed with the SEC on October 12, 1993
5.1	—	Opinion of MJM Limited as to the validity of Frontline Ltd.'s common shares being registered
8.1	—	Opinion of Seward & Kissel LLP as to certain United States federal income tax matters*
23.1	—	Consent of MJM Limited, Bermuda counsel to the Company (included as part of its opinion filed as Exhibit 5.1)
23.2	—	Consent of Seward & Kissel LLP, U.S. counsel to the Company (included as part of its opinion filed as Exhibit 8.1 hereto)
23.3	—	Consent of PricewaterhouseCoopers AS (Frontline)*
23.4	—	Consent of PricewaterhouseCoopers AS (Frontline 2012)*

23.5	—	Consent of Danske Bank A/S, Norwegian Branch*

23.6	—	Consent of Pareto Securities Inc.*

23.7	—	Consent of Vessel Appraisers*
24.1	—	Powers of Attorney (included on Signature Page)
99.1	—	Form of proxy card of Frontline Ltd. *
99.2	—	Form of proxy card of Frontline 2012 Ltd. *

*         Previously filed.